SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                   SCHEDULE TO

                                 (Rule 14D-100)

        TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR SECTION 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   CONSOLIDATED RESOURCES HEALTH CARE FUND II
                   ------------------------------------------
                            (Name of Subject Company)

                              CARE ASSOCIATES, LLC
                              --------------------
                             (Name of Filing Person)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                      -------------------------------------
                         (Title of Class of Securities)

                                      None
                                      ----
                      (CUSIP Number of Class of Securities)

                              Stanley W. Hildebrand
                             3570 Keith Street, N.W.
                           Cleveland, Tennessee 37312
                              Phone: (423) 473-5865
                               Fax: (423) 339-8339

  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                 and Communications on Behalf of Filing Person)

                                 With a copy to:
                              Tonya Mitchem Grindon
                         211 Commerce Street, Suite 1000
                           Nashville, Tennessee 37201
                              Phone: (615) 726-5607
                               Fax: (615) 744-5607

                            CALCULATION OF FILING FEE

          -------------------------------------------------------------
            Transaction Valuation*               Amount of Filing Fee
                    N/A                                   N/A
          -------------------------------------------------------------

*Set forth the amount on which the filing fee is calculated and state how it was determined.

|_|  Check  the  box if any  part  of the  fee is  offset  as  provided  by Rule
     0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

Amount Previously Paid:                          Filing Party:
                       ------------------                     ------------------
Form or Registration No:                         Date Filed:
                        -----------------                   --------------------

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

         |X|      third-party tender offer subject to Rule 14d-1.
         |_|      issuer tender offer subject to Rule 13e-4.
         |_|      going-private transaction subject to Rule 13e-3.
         |_|      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

Item 12.  Exhibits

Exhibit No.

         (a)(5)(A) Press Release, dated May 25, 2005


Pursuant to General Instruction D to Schedule TO, no signature is required for the filing of pre-commencement communications.